CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Federated Department Stores, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Federated Department Stores, Inc. of our report dated September 30, 1993, relating to the statements of net assets available for plan benefits of Federated Department Stores, Inc. Retirement Income and Thrift Incentive Plan as of December 31, 1992 and 1991, and the related statements of changes in net assets available for plan benefits for the years then ended, and related schedules, which report appears in the December 31, 1992 Annual Report on Form 11-K of Federated Department Stores, Inc. Retirement Income and
Thrift Incentive Plan.


                                                      \s\ KPMG Peat Marwick

                                                      KPMG PEAT MARWICK



Cincinnati, Ohio
January 13, 1994